November 2021 Third Quarter 2021 Earnings Call Exhibit 99.2

Forward Looking Statements Statements contained in this presentation that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “anticipates,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s annual reports on Form 10-K, quarterly reports on Form 10-Q and other reports filed with the Securities and Exchange Commission and available on the Partnership’s website at www.crossamericapartners.com. If any of these factors materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement you see or hear during this presentation reflects our current views as of the date of this presentation with respect to future events. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. 2

CrossAmerica Business Overview Charles Nifong, CEO & President 3

Third Quarter Operations Motor Fuel Gross Profit from the Wholesale Segment increased 11% $34.1 million in 3Q21 versus $30.7 million in 3Q20 Driven by both volume and fuel margin increases Overall Gross Profit for the Wholesale Segment increased 13% ($48.2 million for 3Q21 versus $42.8 million for 3Q20) Wholesale fuel volume increased 8% 355 million gallons distributed in 3Q21 versus 327 million gallons in 3Q20 Primary drivers of increase: acquisition of assets from 7-Eleven and continuing recovery from COVID-19 Pandemic Wholesale fuel margin increased 2% 9.6 cents in 3Q21 versus 9.4 cents in 3Q20 Benefited from company operated retail sites, better sourcing costs and higher terms discounts Retail Segment’s Gross Profit increased $8.4 million or 43% year-over-year $27.9 million in 3Q21 versus $19.5 million in 3Q20 Increase driven by motor fuel (+122%) and merchandise (+26%) gross profit Same store fuel volume for the convenience store portfolio increased 14% from 3Q20 to 3Q21 Operating and General and Administrative (G&A) Expenses Operating Expenses increased $7.0 million primarily due to the increase in company operated sites as a result of the 7-Eleven acquisition and an increase in environmental and insurance costs G&A expenses increased $4.5 million in 3Q21 when compared to 3Q20 primarily driven by acquisition related costs incurred with the acquisition of the 7-Eleven assets and an increase in management fees related to the increase in headcount 4

CrossAmerica Financial Overview Maura Topper, Chief Financial Officer 5

Third Quarter Results Summary 6 Note: See the reconciliation of EBITDA, Adjusted EBITDA and Distributable Cash Flow (or “DCF”) to net income and the definitions of EBITDA, Adjusted EBITDA and DCF in the appendix of this presentation.

Capital Strength Maintain Distribution Rate Distributable Cash Flow of $30.4 million for the three-month period ended September 30, 2021 Distribution rate of $0.5250 per unit ($2.10 per unit annualized) attributable to the third quarter of 2021 TTM coverage ratio was 1.22 times for the period ending 09/30/21 and 1.24 times for the period ending 09/30/20 Capital Expenditures $10.5 million during the third quarter of 2021 $9.5 million of growth capital during the quarter Projects focused on rebranding of certain sites, including the sites being acquired from 7-Eleven, EMV upgrades and site improvements A decline of $3.2 million or 24% when compared to third quarter of 2020 7 Note: See the reconciliation of EBITDA, Adjusted EBITDA and Distributable Cash Flow (or “DCF”) to net income and the definitions of EBITDA, Adjusted EBITDA and DCF in the appendix of this presentation.

Credit Facilities and Leverage Two credit facilities: New JKM Credit Facility Existing CAPL Credit Facility Financial leverage going forward 7-Eleven acquired assets 8 Note: Additional details regarding the JKM Credit Facility and Amendment to the CAPL Credit Agreement are provided in the Second and Third Quarter 2021 Form 10-Qs.

Appendix Third Quarter 2021 Earnings Call 9

Non-GAAP Financial Measures 10 We use the non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income available to us before deducting interest expense, income taxes and depreciation, amortization and accretion, which includes certain impairment charges. Adjusted EBITDA represents EBITDA as further adjusted to exclude equity-based employee and director compensation expense, gains or losses on dispositions and lease terminations, certain acquisition related costs, such as legal and other professional fees and separation benefit costs, and certain other non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax benefit or expense. The Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common units and then dividing that result by the distributions paid per limited partner unit. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of our financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess our financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess our operating performance of our business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of our retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess our ability to generate cash sufficient to make distributions to our unit-holders. We believe the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing our financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in our industry, our definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Third Quarter 2021 Earnings Call November 2021

Non-GAAP Reconciliation

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2021	2020	2021	2020
Net income available to limited partners	$ 8,852	$ 21,205	$ 9,674	$ 98,363
Interest expense	4,928	3,522	12,295	13,183
Income tax benefit	(1,065)	(892)	(1,664)	(3,868)
Depreciation, amortization and accretion expense	19,118	18,590	56,732	51,867
EBITDA	31,833	42,425	77,037	159,545
Equity-based employee and director compensation expense	342	35	1,096	83
Gain on dispositions and lease terminations, net [(a)]	(426)	(12,881)	(375)	(79,237)
Acquisition-related costs [(b)]	4,141	385	8,502	2,578
Adjusted EBITDA	35,890	29,964	86,260	82,969
Cash interest expense	(4,267)	(3,261)	(11,113)	(12,401)
Sustaining capital expenditures [(c)]	(975)	(745)	(3,407)	(1,792)
Current income tax (expense) benefit [(d)]	(214)	3,784	(548)	7,452
Distributable Cash Flow	$ 30,434	$ 29,742	$ 71,192	$ 76,228
Weighted-average diluted common units	37,907	37,869	37,898	37,202
Distributions paid per limited partner unit [(e)]	$ 0.5250	$ 0.5250	$ 1.5750	$ 1.5750
Distribution Coverage Ratio [(f)]	**1.53x**	**1.50x**	**1.19x**	**1.30x**

(a) CrossAmerica recorded gains on the sale of sites in connection with its ongoing real estate rationalization effort of $0.4 million and $1.5 million for the three and nine months ended September 30, 2021, respectively. During the three months ended September 30, 2020, CrossAmerica recorded gains on the sale of CAPL properties in connection with the asset exchange with Circle K of $11.4 million and $19.3 million for the three and nine months ended September 30, 2020, respectively. The Partnership also recorded gains on the sale of sites in connection with its ongoing real estate rationalization effort of $2.2 million and $4.0 million for the three and nine months ended September 30, 2020, respectively. During the nine months ended September 30, 2020, CrossAmerica recorded a $67.6 million gain on the sale of its 17.5% investment in CST Fuel Supply. Also, during the nine months ended September 30, 2020, CrossAmerica recorded a loss on lease terminations, including the non-cash write-off of deferred rent income associated with these leases, of $10.9 million.

(b) Relates to certain discrete acquisition related costs, such as legal and other professional fees, separation benefit costs and certain purchase accounting adjustments associated with recently acquired businesses.

(c) Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica's long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain CrossAmerica's sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(d) Consistent with prior divestitures, the current income tax benefit excludes income tax incurred on the sale of sites.

(e) On October 21, 2021, the Board approved a quarterly distribution of $0.5250 per unit attributable to the third quarter of 2021. The distribution is payable on November 10, 2021 to all unitholders of record on November 3, 2021.

(f) The distribution coverage ratio is computed by dividing Distributable Cash Flow by the weighted-average diluted common units and then dividing that result by the distributions paid per limited partner unit.

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